Exhibit 16.1

September 24, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K, as amended, of GlenRose Instruments Inc. dated September 24, 2010, expected to be filed with the Securities and Exchange Commission on September 24, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such amended Form 8-K.

Very truly yours,

/s/ CATURANO AND COMPANY, INC.
Caturano and Company, Inc.

Boston, Massachusetts